Exhibit 27(l)

April 15, 2004

Pruco Life Insurance Company
213 Washington Street
Newark, New Jersey 07102-2992

To Pruco Life Insurance Company:

This opinion is furnished in connection with the registration by Pruco Life Insurance Company (“Pruco Life”) of PRUSELECT III Variable Life Insurance Contracts (the “Contracts”) under the Securities Act of 1933. The prospectus included in Post-Effective Amendment No. 12 to Registration Statement No.33-85115 on Form N-6 describes the Contracts. I have reviewed the Contract form and I have participated in the preparation and review of the Registration Statement and Exhibits thereto.

I have examined the actuarial assumptions and actuarial methods used in determining the hypothetical illustrations of included in the prospectus. In my opinion:

(1)      The  illustrations  of cash surrender  values,  death benefits and/or any other values  illustrated are consistent with the provisions of the Contract and the Depositor's administrative procedures;
(2)      The rate structure of the Contract has not been designed,  and the  assumptions for the  illustrations  (including sex, age,  rating  classification,  and  premium  amount and payment  schedule)  have not been  selected,  so as to make the relationship  between  premiums and benefits,  as shown in the  illustrations,  appear to be materially  more favorable than for any other prospective purchaser with different assumptions; and
(3)      The  illustrations are based on a commonly used rating  classification  and premium amount and ages appropriate for the markets in which the Contract is sold.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading “Experts” in the prospectus.

Very truly yours,

/s/ Pamela A. Schiz, FSA, MAAA
Vice President and Actuary
The Prudential Insurance Company of America